Exhibit 10.2

APPLIED THERAPEUTICS INC.
LETTER AMENDMENT TO OFFER LETTER

December 19, 2024

Dear Les:

This letter amendment (this “Letter Amendment”) modifies certain provisions set forth in that certain Offer Letter by and between Applied Therapeutics Inc. (the “Company”) and you, dated as of November 17, 2023 (the “Offer Letter”) in connection with your appointment as interim Chief Executive Officer of the Company. Capitalized terms used but not otherwise defined in this Letter Amendment shall have the meanings given to them in the Offer Letter.

1.
As of the date of this Letter Amendment, Section 2 of the Offer Letter is hereby amended to add the following subsections (c) and (d) as new subsections immediately following subsection 2(b):

“(c) Supplemental Salary. During the period beginning on December 19, 2024, and ending on the date that you cease providing services to the Company as its interim Chief Executive Officer (such date, the “CEO Services End Date”), the Company shall pay you a supplemental monthly cash amount equal to $15,000 in addition to your base salary (the “Supplemental Salary”), less standard payroll deductions and tax withholdings. Your Supplemental Salary shall be paid on the Company’s ordinary payroll cycle together with your base salary.

(d) Special Bonus. The Company shall pay you a lump sum cash bonus (the “Special Bonus”) in an amount equal to $525,000 upon the earlier to occur of (i) the approval by the United States Food and Drug Administration of the Company’s proposed new drug application relating to the treatment of Sorbitol Dehydrogenase (the “FDA Approval”) or (ii) a Change in Control (as defined in the Company’s 2019 Equity Incentive Plan (the “Plan”)), subject to your continued employment through the date the Special Bonus is paid. The Special Bonus shall be paid to you on the Company’s ordinary payroll cycle and shall be net of any standard payroll deductions and tax withholdings.”

2.
As of the date of this Letter Amendment, Section 3 of the Offer Letter is hereby amended to add the following proviso to the end of the first sentence of Section 3:

“; provided, however, that your Annual Bonus for the performance period beginning on January 1, 2025 (the “2025 Performance Period”) shall be up to fifty percent (50%) of the aggregate amount of your base salary (as set forth in Section 2(a) of this Offer Letter) and your Supplemental Salary earned by you during the 2025 Performance Period.”

3.
As of the date of this Letter Amendment, Section 5 of the Offer Letter is hereby deleted in its entirety and replaced with the following:

Equity Compensation. The Company acknowledges the 300,000 Shares the Company has already granted to you (the “Existing Grant”). The Company will make supplemental equity grants to you of restricted stock units (“RSUs”) relating to 150,000 and options (“Options” and together with the RSUs the “Supplemental Equity Grants”) to acquire 150,000 shares of the Company’s common stock (“Shares”). The Supplemental Equity Grants will be subject to all of the terms and conditions set forth in the Plan and the applicable award agreement (the “Award Agreement”). You will continue to be eligible for your typical CFO equity grants (the “CFO Grants”), subject to Committee approval, which grant is expected in January 2025. In addition, if the CEO Services End Date has not occurred by Apil 1, 2025, then effective as April 1, 2025, and continuing on the first day of each subsequent calendar quarter through the CEO Services End Date, the Company shall grant you an additional equity award with a grant date fair value and terms and conditions that are consistent with the grant date fair value and terms and conditions of your Supplemental Equity Grants awarded to you pursuant to this Section 5 (the “Quarterly Equity Grant”), subject to approval by the Committee. Notwithstanding anything in this Offer Letter, any equity plan of the Company or any award agreement to the contrary, in the event of a Change in Control (as defined in the Plan) or an FDA Approval, the Company shall accelerate the vesting of any then-unvested Shares subject to your outstanding equity awards, including (to avoid doubt) the Existing Grant, the CFO Grants, Supplemental Equity Grants and any Quarterly Equity Grant, such that one hundred percent (100%) of such Shares shall be deemed immediately vested (and exercisable, as applicable) as of the date of such Change in Control.

4.
As of the date of this Letter Amendment, Section 9(a) of the Offer Letter is hereby deleted in its entirety and replaced with the following:

(a) Termination without Cause or Resignation for Good Reason Not in Connection with a Change in Control. If the Company terminates your employment without Cause (including as a result of your death or disability) or you resign for Good Reason (either termination referred to as a “Qualifying Termination”), and provided such Qualifying Termination constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service” and the date of such Separation from Service, the “Separation from Service Date”), then subject to Sections 11 (“Conditions to Receipt of Severance Benefits”) and 12 (“Return of Company Property”) below and your continued compliance with the terms of this Offer Letter (including without limitation the Confidentiality Agreement), in addition to your Accrued Obligations, the Company will provide you (or your estate, as applicable) with the following severance benefits (the “Severance Benefits”):

(i) Cash Severance. The Company will pay you (or your estate, as applicable), as cash severance, twelve (12) months of your base salary in effect as of your Separation from Service Date, ignoring any decrease that forms the basis of your resignation for Good Reason, if applicable (such twelve (12) month period the “Salary Continuation Period”), less standard payroll deductions and tax withholdings (the “Cash Severance”). The Cash Severance will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than sixty (60) days following your Separation from Service Date (the date of such payment, the “First Payment Date”), and shall be for any accrued base salary for the sixty (60)-day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.

(ii) COBRA Severance. The Company will continue to pay the cost of your (and, if applicable, your covered dependents’) health care coverage in effect at the time of your Separation from Service for a maximum of twelve (12) months, either under the Company’s regular health plan (if permitted), or by paying your COBRA premiums (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two (2) weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other coverage or (y) the last day of the twelfth (12th) calendar month following the month in which your Separation from Service Date occurred.

(iii) Bonus Severance Payment. The Company will pay you (or your estate, as applicable) a lump sum cash amount equivalent to your target Annual Bonus for the year in which your Separation from Service Date occurs (the “Bonus Severance Payment”). Your base salary as in effect on your Separation from Service Date, ignoring any decrease that forms the basis of your resignation for Good Reason, if applicable, shall be used for calculating the Bonus Severance Payment. The Bonus Severance Payment will be paid on the First Payment Date but in no event later than March 15th of the year following the year in which your Separation from Service Date occurs.

(iv) Accelerated Vesting. The Company shall accelerate the vesting of any then-unvested Shares subject to any of your outstanding equity awards, including the RSUs (and which includes (to avoid doubt) the Existing Grant, the CFO Grants, Supplemental Equity Grants and any Quarterly Equity Grant), such that one hundred percent (100%) of such Shares shall be deemed immediately vested and exercisable (if applicable) as of your Separation from Service Date.

The Company shall reimburse you for any reasonable attorneys fees incurred by you in connection with the review, negotiation, drafting and execution of this Amendment and any related arrangements, subject to you providing the Company with reasonable documentation of such fees.

Except as expressly amended by this Letter Amendment, all of the terms and provisions of the Offer Letter are unchanged and remain in full force and effect. From and after the date of this Letter Amendment, any reference to “this Offer Letter” or “hereto” in the Offer Letter and any reference to “the Offer Letter” in this Letter Amendment or in any other document or instrument executed or delivered in connection therewith or herewith shall be construed as a reference to the Offer Letter as amended by this Letter Amendment.

Please sign and date the Letter Amendment and return it to me on or before December 20, 2024, if you wish to accept the terms and conditions described above. The terms and conditions of employment offered herein will expire if I do not receive this signed Letter Amendment by that date. I would be happy to discuss any questions that you may have about these terms. This Letter Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Sincerely,

/s/ Teena Lerner, Ph. D

Teena Lerner, Ph.D

Director

Reviewed, Understood, and Accepted:

/s/ Les Funtleyder______________________ December 19, 2024____________________

Les Funtleyder Date